Exhibit 99.1

GLOBAL EDUCATION & TECHNOLOGY GROUP LIMITED

CODE OF CONDUCT

1.	Purpose of Code of Conduct. Global Education & Technology Group Limited (together with its subsidiaries and consolidated PRC entities, the “Company”) enjoys a reputation of which we can be proud, and one that reflects our Company’s goals and the manner in which we work to achieve them. As a Company employee, you will be expected to know and comply with law and Company policies. The purpose of this Code of Conduct (this “Code”) is to provide a summary of certain of the Company’s key policies and procedures to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and compliance with applicable laws, rules and regulations.

2.	Applicability. This Code applies to all of the directors, officers, employees and advisors of the Company, whether they work on a full-time, part-time consultative, or temporary basis (each an “employee” and collectively, the “employees”). The Code is not intended to cover every applicable law, rule or regulation or to provide answers to all questions that may arise. Therefore, in addition to observing the Code, an employee must use good judgment in assessing whether any given action is ethical or otherwise constitutes good business conduct. To the extent this Code requires a higher standard than commercial practice or applicable laws, rules or regulations, employees should adhere to these higher standards. The Company has an additional Code of Ethics For Senior Executive and Financial Advisors, which also applies to the Company’s chief executive officer, president, chief financial officer, vice presidents, general counsel, chief accounting officer and financial controller (or any persons performing similar functions for the Company).

The Board of Directors of the Company (the “Board”) has appointed the Chief Financial Officer as the compliance officer for the Company. Employees’ understanding, support and compliance with the Code enables the Company to achieve its business objectives. If any employee has any questions regarding the Code or would like to report any violation of the Code, he or she should contact the compliance officer at 86 (10) 6212 1677 or hannahlee@globaleducation.cn. Additionally, if an employee ever has any doubts as to whether certain conduct may violate the Code or any other policies or procedures of the Company, he or she should feel free to discuss the situation with his or her immediate supervisor, the director of Human Resources or the Company’s general counsel.

This Code was adopted by the Board on September 17, 2010 and will become effective immediately upon the Company’s first public filing of a registration statement on Form F-1 with the United States Securities and Exchange Commission (the “SEC”) relating to the Company’s initial public offering of ordinary shares in the U.S. (the “IPO”). The Code is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

3.	Conflicts of Interest. A conflict of interest occurs when an employee’s interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. All employees of the Company must be wary of any investment, business interest or other association that interferes – or even appears to interfere – with their objective ability to act effectively in the best interests of the Company. A conflict of interest arises when an employee’s judgment in acting on behalf of the Company may be influenced by an actual or potential personal benefit of any kind. The benefits may be direct or indirect, may or may not be financial in nature, and could exist through family connections, personal associations or otherwise.

It is not possible to describe all the circumstances where conflicts of interest may exist, but the following examples provide some activities that should raise a “red flag”:

(a)	Competing with, or helping others to compete with, the Company.

(b)	Using corporate property, information or position within the Company to secure a business opportunity that would otherwise be available to the Company.

(c)	Accepting material gifts, payment or services from those doing or seeking to do business with the Company.

(d)	Owning a substantial interest in a company that is a competitor, customer or supplier of the Company, or directing Company business to a company in which a Company employee has a substantial interest (except that an ownership interest of less than two (2) percent in such a company, where the employee has no influence on the management of that company and his interest is not so significant that it would affect his employment duties on behalf of the Company, is not prohibited).

(e)	Having an interest in another entity (whether for-profit or not-for-profit) if such interest adversely affects the employee’s performance of duties or responsibilities to the Company or requires the employee to devote certain time during such employee’s working hours at the Company.

(f)	Obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transactions with any company that is a material customer, supplier or competitor of the Company, unless it is an arms-length transaction with a recognized bank or other financial institution.

(g)	Serving on a board of directors or trustees or on a committee of any entity (whether for-profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

(h)	Actions of family members outside the workplace that may give rise to one of the concerns described above because they may influence an employee’s objectivity in making decisions on behalf of the Company.

The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If any employee suspects that he or she has a conflict of interest, or something that others could reasonably perceive as a conflict of interest, he or she must report it immediately to the Company’s director of Human Resources, who will be responsible for contacting the Company’s chief executive officer for appropriate guidance.

4.	Financial Matters and Disclosure. Upon completion of the IPO, the Company will be a publicly traded company in the United States. As such, the Company relies on the public securities markets for capital to fund many of its activities. Public investors rely upon the quality and integrity of our financial reports and press releases and, accordingly, the Company is subject to a number of laws and regulations addressing the accuracy and completeness of our public reports and releases filed with the SEC. [The Company’s Disclosure Controls and Procedures and Internal Financial Controls are outlined in a separate guideline, a copy of which has been provided or made available to employees.] Company employees must help to ensure that the Company maintains and reports its financial and non-financial information accurately and properly. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

(a)	Financial Statements. Knowingly misrepresenting facts related to preparing financial statements, financial data or other Company records is strictly prohibited by Company policy and the law. In that regard, employees must not:

(i)	make or approve, or direct another person to make, materially false or misleading entries in the financial statements or records of the Company;

(ii)	fail to correct any financial statements or records of the Company that are materially false or misleading when you have the authority to make such corrections or fail to notify your immediate supervisor of necessary corrections where you do not have the authority to make such corrections; or

(iii)	sign, permit or direct another to sign, a document that contains materially false or misleading information or that omits material information necessary to prevent the document, in light of the circumstances at the time, from being misleading.

As a Company employee, if you are or become aware of any such prohibited act, you must promptly notify your immediate supervisor.

(b)	Periodic reports and other disclosure documents. The Company is committed to providing full, fair, accurate, timely and understandable disclosure in the periodic reports (“Periodic Reports”) it files with, or furnishes to, the SEC and in all other disclosure documents it files with, or furnishes to, the SEC or provides to the Company’s investors or prospective investors (“Disclosure Documents”). Any employee who helps prepare, review, file or distribute the Company’s Periodic Reports or Disclosure Documents, or collect and submit financial and non-financial data for inclusion in such reports or documents must:

(i)	promptly notify appropriate management personnel of all material information relating to the Company, particularly during periods in which any such report or document is being prepared;

(ii)	carefully review the information (including, as applicable, footnote disclosure, selected financial data, and Management’s Discussion and Analysis of Financial Condition and Results of Operation) contained in drafts of any Periodic Reports or Disclosure Document submitted to the employee for review;

(iii)	if the employee believes the information included in such report or document does not fairly present in all material respects the business, financial condition, results of operations and cash flows of the Company, he or she should promptly notify appropriate management personnel (or follow the reporting alternatives under Section 5) of any issues, concerns or significant deficiencies in the financial and non-financial disclosure contained in any draft Periodic Report or Disclosure Document;

(iv)	promptly notify appropriate management personnel (or follow the reporting alternatives under Section 5) if the employee becomes aware of (a) any significant deficiencies in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and information, and (b) any fraud, whether or not material, that involves management or other Company employees who have a significant role in the Company’s financial reporting or internal controls; and

(v)	review the Company’s Disclosure Controls and Procedures and Internal Financial Controls frequently to ensure adequate understanding of your obligations to the Company regarding reporting of material financial or legal matters.

(c)	Dealings with external auditors and internal audit staff. Our personnel who communicate with the Company’s external auditors and internal audit staff must adhere to the following guidelines:

(i)	be candid and forthright in all dealings with the Company’s external auditors or internal audit staff and do not knowingly misrepresent facts or knowingly fail to disclose material facts.

(ii)	do not take, or direct any other person to take, any action to fraudulently influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit of the Company’s financial statements.

(iii)	do not make false or misleading statements to an accountant or auditor in connection with any audit or other examination or review of the Company’s financial statements.

(d)	Steps to take if an employee disagrees with or questions financial statements or reporting, or otherwise becomes aware of a prohibited act. If you have a disagreement or dispute with your superiors relating to the Company’s financial statements or the way transactions are recorded in the Company’s books, or if you otherwise become aware of a prohibited act, you should take appropriate steps to ensure that the situation is resolved properly. You should make your concerns known to the appropriate higher level(s) of management within the Company (or follow the reporting alternatives under Section 5). You should also document your understanding of the facts, the issues involved, and the parties with whom these matters were discussed. If you are an attorney, you may be subject to additional ethical and legal responsibilities with respect to reporting such matters, and you should follow the procedures defined by the Company’s legal department with respect to such matters.

Any employee who has questions regarding the Company’s Disclosure Control and Procedures and Internal Financial Controls should contact the chairman of the Company’s Audit Committee.

5.	Complaint Procedures and Enforcement. It is the policy of the Company to treat complaints about accounting, internal accounting controls, auditing matters, deceptive financial practices or Code violations (“Complaints”) seriously and expeditiously.

Employees are encouraged to submit Complaints, including without limitation, reports or suspicions about the following:

(a)	fraud against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the SEC or members of the investing public;

(b)	violations of SEC rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters;

(c)	any violation of the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, as amended;

(d)	intentional error or fraud in the preparation, review or audit of any financial statement of the Company;

(e)	significant deficiencies in or intentional noncompliance with the Company’s internal accounting and reporting controls;

(f)	other violations of the Code.

If requested by the employee, the Company will protect the confidentiality and anonymity of the employee to the fullest extent possible, consistent with the need to conduct an adequate review. Vendors, customers, business partners and other parties external to the Company will also be given the opportunity to submit Complaints; however, the Company is not obligated to keep Complaints from non-employees confidential or to maintain the anonymity of non-employees, but will consider doing so if requested by the reporting person.

The procedures governing Complaints are set forth in Annex A, and have been adopted by the Audit Committee of the Board, in accordance with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002, and Rule 10A-3(b)(3) under and Section 10A(m)(4) of the United States Securities Exchange Act of 1934, as well as the Company’s listing requirements under the Nasdaq Stock Market listing standards.

The Company intends to enforce the provisions of this Code in a consistent manner, regardless of the status of the employee at the Company. An employee who is unsure of whether a situation violates this Code may discuss the situation with the director of human resources or the chief executive officer to prevent possible misunderstandings and embarrassment at a later date. Complaints will be reviewed under Audit Committee direction or such other persons as the Audit Committee determines to be appropriate.

The Company wishes to encourage employees to report questionable behavior, and the Company will, therefore, not tolerate any retaliatory actions toward employees that have made reports in good faith.

6.	Compliance with Law and this Code, Reporting of Violations and Accountability. Employees are expected to comply with both the letter and spirit of all applicable laws, rules and regulations and this Code, and to promptly report any suspected violations of applicable laws, rules and regulations or this Code to the chief executive officer, or in accordance with the procedures set forth in Annex A. No employee will be subject to retaliation because of a good faith report of a suspected violation. If any employee fails to comply with this Code or any applicable laws, rules or regulations, he or she may be subject to disciplinary measures, up to and including termination of employment.

7.	No Contract; Amendments and Waivers. This Code does not in any way constitute an employment contract or an assurance of continued employment. It is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. Amendments to this Code must be in writing and approved by the Board of Directors. The Board of Directors may modify or repeal the provisions of this Code or adopt a new Code at any time it deems appropriate, with or without notice to its employees. Any exception from or waiver of the specific policies set forth in this Code for employees will only be granted in extraordinary circumstances and must have the written approval of the Board of Directors, our chief executive officer or other persons designated by the Board of Directors. In addition, any exception from or waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be disclosed to the public (along with the reasons for the waiver), in each case, as required by law or the rules of the Nasdaq Stock Market.

Annex A

Complaint Procedures

Receipt of Complaints

1.	Telephone Hotline: Any person with a Complaint can call [phone number] to submit his or her Complaint. Employees who call this number may, but need not, leave their name, telephone number, email address or other personal information and the investigation that follows from any employee call will be conducted in a manner that protects the confidentiality and anonymity of the employee making the call to the fullest extent possible, consistent with the need to conduct an adequate review. The intake phone call will be received by a member of the Audit Committee designated to receive hotline calls. Among other things, the following information should be given to the person receiving the call:

•	If an employee, the division of the Company in which the caller works and, if a non-employee, where such person is employed or such person’s relationship to the Company;

•	Any relevant information concerning the allegations; and

•	Name, telephone number and or email address of the caller (unless an employee decides to remain anonymous).

The information from the call will be documented in a format acceptable to the Company and the Audit Committee and shall include at a minimum a written description of the information received concerning the Complaint allegations.

2.	Written Complaints: Any person may submit a written Complaint to the chairman of the Audit Committee at either [e-mail address] or to the following address: [mailing address]. Employees submitting this information may, but need not, provide their name, telephone number, email address or other personal information and the investigation that follows from a Complaint from an employee will be conducted in a manner that protects the confidentiality and anonymity of the employee submitting the Complaint to the fullest extent possible, consistent with the need to conduct an adequate review.

Treatment of Complaints

3.	A Complaint made under these procedures will be directed to the full Audit Committee or other designated management personnel who will report directly to the Audit Committee on such matters.

4.	The Audit Committee will review the Complaint, and may investigate such Complaint itself or may assign another employee, outside counsel, advisor, expert or third-party service provider to investigate, or assist in investigating the Complaint. The Audit Committee may direct that any individual assigned to investigate a Complaint to work at the direction of or in conjunction with the Audit Committee or any other person in the course of the investigation.

5.	Unless otherwise directed by the Audit Committee, the person assigned to investigate will conduct an investigation of the Complaint and report his or her findings or recommendations to the Audit Committee. If the investigator is in a position to recommend appropriate disciplinary or corrective action, the investigator also may recommend disciplinary or corrective action.

6.	If determined to be necessary by the Audit Committee, the Company will provide for appropriate funding, as determined by the Audit Committee, to obtain and pay for additional resources that may be necessary to conduct the investigation, including without limitation, retaining outside counsel and/or expert witnesses.

7.	At least once each calendar quarter and whenever else deemed necessary, the Audit Committee will submit a report to the Board that summarizes any new Complaint made within the last 3 months and any outstanding Complaints that remain unresolved and shows specifically: (a) the complainant (unless anonymous, in which case the report will so indicate), (b) a description of the substance of the Complaint, (c) the status of the investigation, (d) any conclusions reached by the investigator, and (e) findings and recommendations.

8.	At any time with regard to any Complaint, the Audit Committee may specify a different procedure for investigating and treating such a Complaint, such as when the Complaint concerns pending litigation.

Access to Reports and Records and Disclosure of Investigation Results

All reports and records associated with Complaints are considered confidential information and access will be restricted to members of the Audit Committee, the Company’s legal department, employees or outside counsel involved in investigating a Complaint as contemplated by these procedures. Access to reports and records may be granted to other parties at the discretion of the Audit Committee.

Complaints and any resulting investigations, reports or resulting actions will generally not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at the time.

Retention of Records

All Complaints and documents relating to such Complaints made through the procedures outlined above will be retained for at least five years from the date of the Complaint, after which the information may be destroyed unless the information may be relevant to any pending or potential litigation, inquiry, or investigation, in which case the information may not be destroyed and must be retained for the duration of that litigation, inquiry, or investigation and thereafter as necessary.

Third party contractors

In the event that the Company contracts with a third party to handle Complaints or any part of the complaint process, the third party will comply with these policies and procedures.